Exhibit 99.1

Media Contact:

Katy Murray

SVP/CFO

A. H. Belo Corporation

invest@ahbelo.com

A. H. BELO CORPORATION APPOINTS NEW LEADERSHIP

Grant S. Moise Promoted to Executive Vice President of A. H. Belo Corporation and General Manager of The Dallas Morning News

 DALLAS (Feb.13, 2017) — A. H. Belo Corporation (NYSE: AHC) announced today the promotion of Grant S. Moise as Executive Vice President of A. H. Belo Corporation and General Manager of The Dallas Morning News. He will report to Jim Moroney, Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation, and Publisher and Chief Executive Officer of The Dallas Morning News.

In his new role, Moise will be responsible for all core functions instrumental in delivering one of the nation's best daily local news media reports combined with excellent customer service. The news department will co-report to both Moroney and Moise.

“Grant has played a pivotal role in reimagining our business, leading the build-out of Speakeasy and the start-up of Proven Performance Media, in addition to spearheading the acquisitions of Distribion, Vertical Nerve and Marketing FX,” said Moroney.

According to Moroney, Moise also led the transformation of The Dallas Morning News sales department, optimizing its capabilities in order to deliver marketing solutions that provide accountability and tangible returns on investment for its customers. Most recently, Moise led a five-year strategic planning process analyzing the company's risks and opportunities through 2021 and outlining a path forward to ensure the long-term success of the business.

“Our industry has faced significant challenges, and Grant has demonstrated the skills to execute on strategy and pivot as needed in leading our team as we build for the future,” added Moroney.

Previously, Moise served as the Senior Vice President of Business Development for A. H. Belo and President of DMN Media. He managed mergers and acquisitions for A. H. Belo and oversaw the integration of new companies into the company’s marketing solutions ecosystem – including The Dallas Morning News core assets, as well as six new businesses that were built or acquired during the past five years. In his role at DMN Media, Moise had responsibility for the success of products and companies such as Briefing,  Al Dia, as well as new ventures like Speakeasy and DMV Digital Holdings. Prior to that, Moise was Vice President of Digital for The Dallas Morning News. Before his return to The Dallas Morning News in 2008, Moise was the Vice President of Direct Channel Sales for Tribune Media Net where he oversaw all advertising from traditional media buying channels.

“In the 175-year history of our company, the audiences consuming our news and information have never been larger,” said Moise. “It is an exciting time to be part of the

A. H. Belo Corporation and The Dallas Morning News as we find innovative ways to effectively inform and engage these audiences.”

Added Moise, “Quality journalism plays an important role in our society, and I believe that The Dallas Morning News is uniquely positioned to be successful in today’s dynamic media landscape. I look forward to leading the business operations for The Dallas Morning News for years to come.”

Moise is on the boards of the Southern Newspaper Publishers Association (SNPA), the Neeley School of Business Advisory Board at Texas Christian University, and the Providence Christian School of Texas. He is a graduate of the William Allen White School of Journalism at the University of Kansas and has a Master of Business Administration from Texas Christian University.

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company's media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

About The Dallas Morning News

Established in 1885, The Dallas Morning News is Texas’ leading newspaper and the flagship newspaper subsidiary of A. H. Belo Corporation. It has received nine Pulitzer Prizes since 1986, as well as numerous other industry awards recognizing the quality of its investigative and feature journalism, design and photojournalism. Its portfolio of print and digital products reaches an average weekly audience of more than 1.6 million adults within DFW and includes online news and information sites; iPhone, Android and iPad apps; Al Día (www.aldiadallas.com), the leading Spanish-language publication in North Texas; and Briefing, the free, home-delivered quick-read. In addition,  CrowdSource was created as an independent business division to assist event organizers and producers with its operational, marketing and promotional needs. SpeakEasy, a content and social media agency was similarly created independently to serve brands that want to write their brand story and manage their online reputations.  Plus, A.H. Belo has majority ownership in Distribion, Vertical Nerve and MarketingFX, three companies that specialize in local marketing automation, search engine marketing, direct mail and promotional products. To advertisers, the portfolio of products is represented by DMNmedia (www.DMNmedia.com), the marketing solutions group of The Dallas Morning News, Inc. For more information about the publication and its entities, visit www.dallasnews.com.